Zebra Technologies Corporation
3 Overlook Point Lincolnshire, IL 60069 USA +1 847 634 6700 www.zebra.com
Zebra Technologies Board of Directors Approves
Additional $1 Billion Share Repurchase Authorization

Lincolnshire, Ill., Feb. 12, 2026 — Zebra Technologies Corporation (NASDAQ: ZBRA), a global leader in digitizing and automating workflows to deliver intelligent operations, today announced that the Company’s Board of Directors had approved a $1 billion increase to the Company’s existing authorization to repurchase shares of Zebra Technologies Corporation Common Stock. This increase to the repurchase authorization augments the $1 billion authorization that was announced on July 30, 2019 and the previous $1 billion increase to the authorization that was announced on May 17, 2022.

“Zebra is committed to disciplined and balanced capital allocation, prioritizing investments that enhance our offerings and competitive edge, as well as the return of capital to our shareholders,” stated Bill Burns, Chief Executive Officer, Zebra Technologies. “We continue to be well positioned for sustainable profitable growth and free cash flow generation, while advancing our industry leadership. The increased share repurchase authorization reflects our Board’s confidence in Zebra’s ability to drive value creation.”

Key Highlights:
•Zebra’s Board of Directors approved an additional $1 billion share repurchase authorization, raising our total remaining authorization to more than $1.1 billion.
•Zebra returned more than $580 million of capital to its shareholders through share repurchases in full year 2025.
•Since the inception of the share repurchase authorization in July 2019 through year-end 2025, the Company has returned more than $1.7 billion of capital to its shareholders.

Repurchases may be made through a variety of methods, which may include open market purchases executed at the discretion of management and 10b5-1 plans. The repurchase authorization does not have an expiration date and may be amended, suspended, or discontinued by the Company’s Board of Directors at any time.

Who is Zebra Technologies?
Zebra (NASDAQ: ZBRA) provides the foundation for intelligent operations with an award-winning portfolio of connected frontline, asset visibility and automation solutions powered by AI. Organizations globally across retail, manufacturing, transportation, logistics, healthcare, and other industries rely on us to deliver outcomes today while driving innovation for what's next. Together with our partners, we create new ways of working that improve productivity and empower organizations to be better every day. Learn more at www.zebra.com.

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Forward-Looking Statements
This press release contains forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements regarding the Company’s outlook. Actual results may differ from those expressed or implied in the Company’s forward-looking statements. These statements represent estimates only as of the date they were made. Zebra undertakes no obligation, other than as may be required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this release.
These forward-looking statements are based on current expectations, forecasts and assumptions and are subject to the risks and uncertainties inherent in Zebra’s industry, market conditions, general domestic and international economic conditions, and other factors. These factors include customer acceptance of Zebra’s offerings and competitors' offerings, and the potential effects of emerging technologies and changes in customer requirements. The effect of global market conditions, and the availability of credit and capital markets volatility may have adverse effects on Zebra, its suppliers and its customers. In addition, natural disasters, man-made disasters, public health issues (including pandemics), and cybersecurity incidents may have negative effects on Zebra's business and results of operations. Zebra's ability to purchase sufficient materials, parts, and components, and ability to provide services, software and products to meet customer demand could negatively impact Zebra's results of operations and customer relationships. Profits and profitability will be affected by Zebra’s ability to control manufacturing and operating costs. Because of its debt, interest rates and financial market conditions may also have an adverse impact on results. Foreign exchange rates, customs duties and trade policies may have an adverse effect on financial results because of the global nature of Zebra's business. The impacts of changes in foreign and domestic governmental policies, regulations, or laws, as well as the outcome of litigation or tax matters in which Zebra may be involved are other factors that could adversely affect Zebra's business and results of operations. The success of integrating acquisitions could also adversely affect profitability, reported results and the Company’s competitive position in its industry. These and other factors could have an adverse effect on Zebra’s sales, gross profit margins and results of operations and increase the volatility of Zebra's financial results. When used in this release and documents referenced, the words “anticipate,” “believe,” “outlook,” and “expect” and similar expressions, as they relate to the Company or its management, are intended to identify such forward-looking statements, but are not the exclusive means of identifying these statements. Descriptions of certain risks, uncertainties and other factors that could adversely affect the Company’s future operations and results can be found in Zebra’s filings with the Securities and Exchange Commission, including the Company’s most recent Form 10-K and Form 10-Q.

Contacts

Investors	Media
Michael Steele, CFA, IRC	Therese Van Ryne
Vice President, Investor Relations	Senior Director, External Communications
Phone: + 1 847 518 6432	Phone: + 1 847 370 2317
InvestorRelations@zebra.com	therese.vanryne@zebra.com